UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported)August 11, 2010

Commission File Number 333-145882

GoSolarUSA, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	27-1753019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue
Suite 2500
New Orleans, Louisiana	70170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (504) 582-1110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:	DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICER; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 11th 2010 our Board of Directors appointed Tyson Rohde to serve as Chairman and Chief Executive Officer of the Company.Mr. Rohde brings with him almost ten years of investment banking and business development experience, including fossil-fuel and alternative energy development.Mr. Rohde holds a B.A. in Economics from the University of Texas and will be compensated $120,000 per year for his services.  He is not covered under an employment agreement and does not own any shares of our stock.

On August 11th 2010 our Board of Directors appointed Maurice Stone to serve as a Director on the Board of the corporation. Mr. Stone will be a leading member of our business development efforts and brings with him over 27 years of extensive entrepreneurial and business management experience.He is the Chairman of the prestigious Energy Committee of the National Black Chamber of Commerce.Mr. Stone will not receive compensation for his services, although he is eligible for bonuses at the discretion of the Board of Directors.

Additionally, on August 11th 2010 Mr. Thomas Massey resigned as our Chairman and President to pursue other interests.  Mr. Massey’s departure was not the result of a disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Go Solar USA, Inc.

Date: August 17, 2010	By:	/s/ Tyson Rohde
Tyson Rohde
Chief Executive Officer
Principal Financial Officer